Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES THE ACQUISITION OF DORAL® (quazepam)
— Provides second product for national neurology sales force —
Union City, CA — May 5, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today announced the acquisition of U.S. rights to Doral® (quazepam), a non-narcotic, selective benzodiazepine receptor agonist that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. Questcor is acquiring the product from MedPointe Inc. for $2.5 million in cash and a future milestone payment of $1.5 million. Gross ex-factory sales for Doral in 2005 were $1.1 million.
“Sleep disturbance and insomnia is a very common side effect of many, if not most, neurological diseases and disorders such as Multiple Sclerosis, Epilepsy, Parkinson’s disease, and Alzheimer’s disease and is a critical concern of Questcor’s targeted physicians. We believe that Doral will complement our efforts to expand the prescribing of our lead product, H.P. Acthar® Gel (repository corticotropin injection), and will allow Questcor to significantly leverage our forty person national neurology sales force,” said Jim Fares, President and CEO of Questcor.
The U.S. market for sleep medicines has seen significant growth over the past several years and is estimated to have generated over $3 billion in prescription drug sales in 2005. The prescribing by Questcor’s target physicians was estimated at over $100 million in 2005 which was an increase of nearly 30% from 2004. “We believe that Doral has a number of unique properties that make it an attractive option for the many neurology patients who suffer from sleep disturbance. Doral has never been promoted directly to neurologists and we believe our national sales force will be able to capitalize on its attractive therapeutic profile,” continued Mr. Fares.
Doral will be the second branded prescription product to be marketed by Questcor’s national sales force and further validates Questcor’s strategy to focus on becoming a leading CNS focused specialty pharmaceutical company. Questcor expects to re-launch Doral in the third quarter.
Conference Call — Questcor will be hosting a conference call to discuss the acquisition of Doral (quazepam) as well as its results for the first quarter of 2006 on Tuesday, May 9, 2006 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 8213744. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 12:00 p.m. Eastern Time on Tuesday, May 9, 2006 through 11:59 p.m. Eastern Time on Tuesday, May 16, 2006. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 8213744.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contact:
Eric Liebler, Nisola, LLC
908-437-1320
eliebler@Nisola.com